Sonus Networks Provides Update on Nasdaq Listing Status

WESTFORD, Mass., May 14 /PRNewswire-FirstCall/ -- Sonus Networks, Inc. (Nasdaq: SONS), a leading supplier of service provider Voice-over-IP (VoIP) infrastructure solutions, announced today that the Nasdaq Listing and Hearing Review Council has granted Sonus Networks an exception to demonstrate compliance with the Nasdaq Global Select Market's continued listing requirements until June 26, 2007. The Company, accordingly, has until June 26, 2007 to file its restated and delayed financial reports.

About Sonus Networks

Sonus Networks, Inc. is a leading provider of Voice-over-IP (VoIP) infrastructure solutions for wireline and wireless service providers. With its comprehensive IP Multimedia Subsystem (IMS) solution, Sonus addresses the full range of carrier applications, including residential and business voice services, wireless voice and multimedia, trunking and tandem switching, carrier interconnection and enhanced services. Sonus' voice infrastructure solutions are deployed in service provider networks worldwide. Founded in 1997, Sonus is headquartered in Westford, Massachusetts. Additional information on Sonus is available at http://www.sonusnet.com.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to Item 1A "Risk Factors" of Sonus' Quarterly Report on Form 10-Q dated May 8, 2006, filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks and uncertainties associated with the Company's announced review of its historical stock option grants and accounting, including the impact on the Company's financial statements or results, any tax liabilities or penalties, the Company's inability to timely report with the Securities and Exchange Commission, whether the Company will file its required SEC reports by June 26, 2007 and remain listed on the NASDAQ Global Select Market, regulatory actions or litigation arising out of the review or any restatement; risks associated with our international expansion and growth; consolidation in the telecommunications industry; and potential costs resulting from pending securities litigation against the company. Any forward-looking statements represent Sonus' views only as of today and should not be relied upon as representing Sonus' views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so.

Sonus is a registered trademark of Sonus Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.

Sonus Investor Relations:	Sonus Media Relations:
Jocelyn Philbrook	Sarah McAuley
978-614-8672	978-614-8745
jphilbrook@sonusnet.com	smcauley@sonusnet.com

SOURCE Sonus Networks, Inc.
-0-                     05/14/2007
/CONTACT: Investors, Jocelyn Philbrook, +1-978-614-8672, jphilbrook@sonusnet.com, or Media, Sarah McAuley, +1-978-614-8745, smcauley@sonusnet.com, both of Sonus Networks, Inc./